Consent of Most & Company, LLP, Independent Registered Public Accounting Firm

The Board of Directors
Greens Worldwide, Incorporated:

We hereby consent to the use in this Amended Registration Statement on Form SB-2/A, Amendment No. 2, of our report dated March 20, 2006 relating to the financial statements of Greens Worldwide, Incorporated, as of December 31, 2005 and for the period January 12, 2006 (inception) to December 31, 2005, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

s/ Most & Company, LLP
Most & Company, LLP,
Independent Registered Public Accounting Firm

New York, NY
July 26, 2006